Media General Reports First-Quarter 2010 Results

RICHMOND, Va., April 21 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported a strong year-over-year increase in operating income for the first quarter of 2010.  Operating income was $8.7 million, compared with a loss of $11.6 million in the first quarter of 2009.  Despite the increase in operating results, the company reported a net loss for the first quarter of 2010 of $16.7 million, or 75 cents per share, compared with a net loss of $21.3 million, or 96 cents per share, in the first quarter of 2009.  Higher interest expense, resulting from the company’s new financing structure that was completed in February 2010, and non-cash income tax expense, eroded the operating income to produce the net loss for the quarter.

Total revenues of $158.9 million were essentially even with last year.  Total operating costs decreased 12 percent compared with last year.

“Media General’s first-quarter operating results improved markedly year-over-year.  We benefited from strong advertising sales during the Winter Olympics and March Madness, and Political spending began to ramp up,” said Marshall N. Morton, president and chief executive officer.  “We also benefited from our lower cost structure.  These factors together produced a turnaround in segment operating profit: income of $19.4 million this year, compared with a loss of $780,000 last year.  Every segment contributed to this improvement.

“In March, total revenues increased 2 percent over March 2009.  Our broadcast business has very strong momentum that is expected to continue as Political spending increases.  Robust Digital Media revenue growth is also expected to continue, as we focus on new online and mobile revenue streams.  While newspaper revenues decreased compared to prior year, the declines are now single digits, except in Florida, where the economy is still under significant pressure from unemployment and a very soft housing market,” said Mr. Morton.

“On the expense side, more than half of the total decrease in the quarter was from salary and benefit reductions.  We had approximately 600 fewer employees at the end of this quarter compared with last year.  Newsprint expense decreased 53 percent due to both average price that was $250 per ton lower and reduced consumption,” said Mr. Morton.

Broadcast revenues in the first quarter increased 12.1 percent.  Local and national time sales increased 12.3 percent and 13.1 percent, respectively, in the first quarter.  Cable/satellite retransmission revenues rose 27.5 percent.

Aggregate Publishing revenues in the first quarter decreased 9.4 percent from the prior year, an improvement from a 14 percent decline in the fourth quarter of 2009.  Increased circulation and printing and distribution revenues partially offset a decrease in local, national and classified revenues.

Digital Media revenues in the first quarter increased 9.8 percent from the prior year and included a 2 percent increase in classified revenues.  Local digital revenues increased 23.2 percent, offsetting a decline in national revenues from a year ago.  Unique visitors and page views increased 13 percent and 5 percent, respectively, in the first quarter, reflecting the benefit of the company’s Yahoo! and Zillow partnerships and audience growth at DealTaker.com.

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Market Segments

Virginia/Tennessee segment profit in the first quarter was $7.6 million, compared to $2 million in the 2009 first quarter.  Segment expenses decreased 14.7 percent, offsetting a 2.1 percent decline in total revenues. Broadcast revenues and digital media revenues increased 8 percent and 13.1 percent, respectively, while publishing revenues decreased 4 percent.  The segment benefited from $115,000 in Political spending at its two television stations, generated by advertising related to health care reform, compared to $35,000 in the prior year.  Increased circulation revenues and higher printing and distribution revenues partially offset declines in local, national and classified advertising.  Local revenues decreased 3.4 percent and classified revenues were down 7 percent.

Florida segment profit was $1.2 million, compared with a year-ago loss of $3 million.  Expenses decreased 18.7 percent from the prior year and offset a 9.9 percent decline in total revenues.  Broadcast revenues increased 8.2 percent, due to strong advertising from the Winter Olympics, and were offset by lower publishing and digital media revenues.  Political revenues were minimal.  Classified revenues decreased 26 percent, and local and national advertising were down 5.1 percent and 7.1 percent, respectively.

Mid-South segment profit was $4.7 million, compared with $1.1 million in the prior year.  Total segment revenues increased 8.2 percent, while expenses decreased 2.5 percent.  Broadcast revenues increased 13.3 percent from the market’s 11 television stations.  Digital media revenues rose 12.9 percent, while publishing revenues decreased 6.3 percent.  Political revenues were $478,000 in 2010 compared with $73,000 in 2009.  Local and national revenues increased 7.3 percent and 6.5 percent, respectively, and classified revenues decreased 4.4 percent.

North Carolina segment profit was $1.1 million compared with a loss of $1.6 million a year ago.  Revenues decreased less than 1 percent, and expenses were reduced 13.8 percent.  Broadcast revenues increased 12.7 percent and offset a 6.8 percent decline in publishing revenues.  National revenues increased 15.8 percent, due, in part, to Winter Olympics advertising, while local and classified revenues decreased 3.2 percent and 6.7 percent, respectively. Digital media revenues increased 13.6 percent.

Ohio/Rhode Island segment profit was $3.3 million compared with $160,000 last year, due to strong Winter Olympics revenues on the segment’s two television stations.  Total revenues were $13.6 million, a 22.8 percent increase, and operating expenses decreased 5.4 percent.  Political revenues in 2010 were $224,000 compared with $38,000 in 2009.  The company’s Rhode Island television station benefited from Political spending for the January Massachusetts Senate race.  Local spending increased 17 percent, driven primarily by the Providence station.  Digital media revenues rose 6.4 percent, and national advertising increased 40 percent, due, in part, to increased automotive advertising.

The Advertising Services and Other segment profit of $1.4 million more than doubled from $591,000 last year.  DealTaker.com, the company’s shopping and coupon Web site, generated most of the improvement; revenues grew 26 percent and profit was up by 43 percent.

Other results

Interest expense was $19.8 million in the first quarter, compared with $10 million last year.  The increase was due to the new financing structure and included $5.5 million of debt issuance costs expensed at the time of the transaction.  Debt at the end of first quarter 2010 was $693 million, compared with $712 million at the end of 2009.

Acquisition intangibles amortization decreased 12.7 percent, reflecting the impact of prior-period impairment write-downs of network affiliation agreements.  Corporate expense declined 7.9 percent, reflecting cost containment actions.

Income tax expense in the first quarter was $6 million, primarily related to the continuing effects of tax amortization of indefinite-lived intangible assets that are not available to offset deferred tax assets. The resulting increase in the valuation allowance is a non-cash expense (as previously disclosed), estimated to be $30 million for the year spread ratably over the quarters.  The estimated first quarter impact of $7.5 million was partially offset by $1.4 million related to an additional income tax refund that will be received later this year. Media General does not expect to make any significant cash tax payments in the near term.

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EBITDA (income (loss) from continuing operations before interest, taxes, depreciation and amortization) was $22.8 million in the first quarter of 2010, compared with $4 million in the 2009 period.  After-Tax Cash Flow was $3 million, compared with a deficit of $6 million in the prior year’s quarter.  Capital expenditures in the first quarter of 2010 were $2.1 million, compared with $4.1 million in the prior-year period.  Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was $834,000, compared with a deficit of $10.1 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

For the second quarter, the company expects a continued improvement in segment operating results, which will be more than offset by higher interest expense and tax expense.  In 2009, the second quarter benefited from a $7.1 million gain on the sale of Media General’s CW affiliate in Jacksonville, Fla.  For the second quarter of 2010, Media General expects the decline in publishing revenues to continue to moderate.  Broadcast revenues are expected to increase by about the same rate as the first quarter, based on stronger Political spending as state primaries begin.  Total operating expenses in the second quarter are expected to increase 3-4 percent, reflecting the absence of furlough days in 2010 and increased support of new revenue initiatives.

Conference Call, Webcast and Financial Statements
The company will hold a conference call with financial analysts today at 11 a.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-866-700-7173 about 10 minutes prior to the 11 a.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at www.mediageneral.com beginning at 2 p.m. today.  A telephone replay is also available, beginning at 2 p.m. today and ending at 2 p.m. on April 28, 2010, by dialing 888-286-8010 or 617-801-6888, and using the passcode 44225972.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States.  Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations.  The company’s operations include 18 network-affiliated television stations and their associated Web sites, three metropolitan and 20 community newspapers and their associated Web sites, more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest.  Many of the company’s specialty publications have associated Web sites.  Media General additionally operates three interactive advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping Web site; and NetInformer, a leading provider of wireless media and mobile marketing services.

CONTACT: Investors, Lou Anne Nabhan, +1-804-649-6103; Media, Ray Kozakewicz, +1-804-649-6748

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending
	March 28,	March 29,
(Unaudited, in thousands except per share amounts)	2010	2009

Revenues
Publishing	$81,298	$89,732
Broadcast	67,085	59,853
Digital media and other	10,481	9,548
Total revenues	158,864	159,133

Operating costs:
Employee compensation	75,592	86,564
Production	35,533	43,602
Selling, general and administrative	25,329	25,211
Depreciation and amortization	13,701	15,318
Total operating costs	150,155	170,695

Operating income (loss)	8,709	(11,562)

Other income (expense):
Interest expense	(19,823)	(9,972)
Other, net	375	243
Total other expense	(19,448)	(9,729)

Loss from continuing operations before income taxes	(10,739)	(21,291)

Income tax expense	6,007	—

Loss from continuing operations	(16,746)	(21,291)
Income from discontinued operations (net of tax)	—	38
Net loss	$(16,746)	$(21,253)

Net loss per common share	$(0.75)	$(0.96)

Net loss per common share - assuming dilution	$(0.75)	$(0.96)

Weighted-average common shares outstanding:
Basic and diluted	22,290	22,181

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Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 28, 2010
Virginia/Tennessee	$45,851	$(3,289)	$7,609
Florida	38,073	(1,762)	1,245
Mid-South	36,585	(3,010)	4,676
North Carolina	18,809	(1,557)	1,111
Ohio/Rhode Island	13,615	(835)	3,281
Advertising Services & Other	6,336	(231)	1,441
Eliminations	(405)	-	(2)
			19,361
Unallocated amounts:
Acquisition intangibles amortization	-	(1,571)	(1,571)
Corporate expense	-	(1,446)	(7,956)
	$158,864	$(13,701)

Corporate interest expense			(19,814)
Other			(759)

Consolidated loss from continuing operations before income taxes			$(10,739)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 29, 2009
Virginia/Tennessee	$46,840	$(3,658)	$2,036
Florida	42,240	(2,096)	(3,030)
Mid-South	33,798	(3,391)	1,066
North Carolina	18,981	(1,696)	(1,559)
Ohio/Rhode Island	11,086	(845)	160
Advertising Services & Other	6,562	(225)	591
Eliminations	(374)	1	(44)
			(780)
Unallocated amounts:
Acquisition intangibles amortization	-	(1,799)	(1,799)
Corporate expense	-	(1,609)	(8,634)
	$159,133	$(15,318)

Interest expense			(9,972)
Other			(106)

Consolidated loss from continuing operations before income taxes			$(21,291)

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 28,	December 27,
(Unaudited, in thousands)	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$21,364	$33,232
Accounts receivable - net	88,797	104,405
Inventories	6,398	6,632
Other	58,770	60,786
Total current assets	175,329	205,055

Other assets	46,668	34,177

Property, plant and equipment - net	410,676	421,208

FCC licenses and other intangibles - net	574,037	575,608

Total assets	$1,206,710	$1,236,048

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$25,739	$26,398
Accrued expenses and other liabilities	83,028	72,174
Total current liabilities	108,767	98,572

Long-term debt	692,728	711,909

Deferred income taxes	14,405	7,233

Other liabilities and deferred credits	213,738	226,083

Stockholders' equity	177,072	192,251

Total liabilities and stockholders' equity	$1,206,710	$1,236,048

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Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending
(Unaudited, in thousands)	March 28, 2010	March 29, 2009	% Change

Virginia/Tennessee
Publishing	$38,741	$40,347	(4.0)%
Broadcast	4,951	4,584	8.0%
Digital media	2,159	1,909	13.1%
Total Virginia/Tennessee revenues	45,851	46,840	(2.1)%

Florida
Publishing	22,139	27,286	(18.9)%
Broadcast	14,354	13,271	8.2%
Digital media	1,580	1,683	(6.1)%
Total Florida revenues	38,073	42,240	(9.9)%

Mid-South
Publishing	8,083	8,628	(6.3)%
Broadcast	27,477	24,262	13.3%
Digital media	1,025	908	12.9%
Total Mid-South revenues	36,585	33,798	8.2%

North Carolina
Publishing	12,374	13,277	(6.8)%
Broadcast	5,493	4,875	12.7%
Digital media	942	829	13.6%
Total North Carolina revenues	18,809	18,981	(0.9)%

Ohio/Rhode Island
Broadcast	13,149	10,648	23.5%
Digital media	466	438	6.4%
Total Ohio/Rhode Island revenues	13,615	11,086	22.8%

Advertising Services & Other
Publishing [1]	2	213	(99.1)%
Broadcast (production company)	1,837	2,405	(23.6)%
Digital media	4,497	3,944	14.0%
Total Advertising Services & Other revenues	6,336	6,562	(3.4)%

Eliminations	(405)	(374)	8.3%

Total revenues	$158,864	$159,133	(0.2)%

Selected revenue categories

Publishing revenues
Local	$35,251	$39,930	(11.7)%
National	5,595	7,031	(20.4)%
Classified	18,986	21,915	(13.4)%
Circulation	17,364	17,044	1.9%
Printing/Distribution	3,213	3,046	5.5%

Broadcast revenues (gross)
Local	41,997	37,394	12.3%
National	23,120	20,448	13.1%
Political	980	167	486.8%
Cable/Satellite (retransmission) fees	4,610	3,615	27.5%

Digital revenues
Local	2,996	2,431	23.2%
National	823	840	(2.0)%
Classified	2,160	2,118	2.0%
Advertising Services & Other	4,479	3,937	13.8%

1 Starting in 2010, print products formerly within Advertising Services & Other are being managed in their respective geographic market or have been discontinued.

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending
	March 28,	March 29,
(Unaudited, in thousands)	2010	2009

Loss from continuing operations	$(16,746)	$(21,291)
Interest	19,823	9,972
Taxes	6,007	-
Depreciation and amortization	13,701	15,318

EBITDA from continuing operations	$22,785	$3,999

Loss from continuing operations	$(16,746)	$(21,291)
Taxes *	6,007	-
Depreciation and amortization	13,701	15,318

After-tax cash flow	$2,962	$(5,973)

After-tax cash flow	$2,962	$(5,973)
Capital expenditures	2,128	4,133

Free cash flow	$834	$(10,106)
*	The Company's income tax expense in 2010 is non cash in nature and has been added back accordingly.
See 2009 Form 10-K for further discussion.

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